EXHIBIT 16.1

May 22, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Harrison Vickers and Waterman Inc. (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated May 26, 2015 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ LI and Company, PC

LI and Company, PC